Exhibit 4.9

DATED AS OF 7 March 2022

BETWEEN

BIFINITY UAB

as Lender

AND

EQONEX LIMITED

as Borrower

CONVERTIBLE LOAN AGREEMENT

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This CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made as of 7 March 2022

BETWEEN

(1)	BIFINITY UAB, a company established under the laws of the Republic of Lithuania and having its registered office at Didžioji st. 18, Vilnius, Republic of Lithuania with registration number 305595206 (the “Lender”),

AND

(2)	EQONEX LIMITED, a limited liability company incorporated under the laws of Singapore, the shares of which are listed on the Nasdaq Stock Market (stock code NASDAQ: EQOS) (the “Borrower”),

(collectively, the “Parties” and each a “Party”).

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Borrower’s Bank Account” means the bank account as nominated by the Borrower and with its details as provided by the Borrower to the Lender prior to the first Drawdown Date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore and for the purposes of payment in USD, New York.

“Conversion Notice” means a written notice of conversion substantially in the form set out in Schedule 1 hereto.

“Conversion Price” means, with respect to each Tranche, the price per Conversion Share expressed as the 50-day moving average of the Borrower’s public share price quoted on the NASDAQ stock market, calculated on the Business Day prior to the date of this Agreement.

“Conversion Right” means the right to convert the Loan into Conversion Shares pursuant to Clause 5 (Conversion);

“Conversion Shares” means the new Ordinary Shares to be issued by the Borrower to the Lender upon the exercise of the Conversion Right;

“Data Room” means the data room established and accessible by the Lender and the Borrower prior to the date of this Agreement for the purposes of the transaction contemplated in Clause 14.7 (Future discussions).

“Default” means an Event of Default or any event or circumstance specified in Clause 13 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Digivault” means Digivault Limited, a private limited company registered in England and Wales with company number 11722222.

“Drawdown Date” means, with respect to each Tranche, the date on which the funds of the relevant Tranche are disbursed to the Borrower by the Lender as set out in Clause 2.1 (Loan);

“FCA Registration” means the registration of Digivault Limited by the UK Financial Conduct Authority as a custodian wallet provider under The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended).

“Finance Document” means this Agreement, the Transaction Security Document, any Drawdown Request and any other document designated as a “Finance Document” by the Lender and the Borrower.

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“Group” means the Borrower and its subsidiaries from time to time.

“Initial Drawdown Condition” means the appointment of certain officers to the board of directors of the Borrower by the Lender in accordance with Clause 9 (Appointment of Directors and Officers).

“Initial Drawdown Date” means 15 March 2022.

“Loan Amount” means USD 36,000,000.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of the Borrower or any member of the Group to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maturity Date” means, with respect to each Tranche, the date that is 18 calendar months from the respective Drawdown Date.

“Notice of Conversion” means a notice of conversion in respect of all or part of a Tranche, substantially in the form set out in Schedule 1 or any other form agreed between the Borrower and the Lender.

“Ordinary Shares” means the ordinary shares issued by the Borrower from time to time;

“Original Jurisdiction” means, in relation to the Borrower or any member of the Group, the jurisdiction under whose laws such entity is incorporated as at the date of this Agreement.

“Relevant Jurisdiction” means, in relation to the Borrower or any member of the Group:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of the Transaction Security Document entered into by it.

“Security” means a mortgage, charge, pledge, lien, hypothec or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means any class of shares in the capital of the Borrower.

“Termination Date” means 31 July 2024.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Document.

“Transaction Security Document” means the share charge granted by the Borrower in favour of the Lender over 24.9% of the shares of Digivault.

“USD” or “US$” means the lawful currency of the United States of America.

1.2	In this Agreement, unless the context otherwise requires, a reference to:

(i)	“this Agreement” means this convertible loan agreement and includes all amendments, additions, and variations thereto agreed between the Parties;

(ii)	the “Borrower”, the “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Deed;

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(iii)	“person” shall include an individual, corporation, partnership, firm, trust, trustee, legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise or any governmental, administrative or regulatory authority;

(iv)	“written” and “in writing” include any means of visible reproduction;

(v)	a word or phrase that is defined in this Agreement includes its other grammatical forms, which shall be construed accordingly;

(vi)	a gender includes any gender and the singular number includes the plural number, and vice versa;

(vii)	“include” or “including” is to be construed as incorporating “but not limited to” or “without limitation”;

(viii)	a “calendar month” means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that: (A) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day and (B) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(ix)	“Clauses”, and “Schedules” are to the clauses of, and the schedules to, this Agreement (unless the context otherwise requires). The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.3	Clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4	Any thing or obligation to be done under the Finance Documents which is required or falls to be done on a stipulated day shall be done on the next Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	Loan

2.1	The Lender makes available to the Borrower a convertible loan (the “Loan”) equal to the Loan Amount in six tranches (each a “Tranche”) on the following dates, subject in all respects to the Initial Drawdown Condition, and in the following amounts:

(a)	15 March 2022, USD 3,000,000;

(b)	15 April 2022, USD 3,000,000;

(c)	15 May 2022, USD 3,000,000;

(d)	15 June 2022, USD 9,000,000;

(e)	15 September 2022, USD 9,000,000; and

(f)	15 December 2022, USD 9,000,000.

2.2	Each Tranche shall be disbursed by the Lender into the Borrower’s Bank Account on the respective Drawdown Date.

2.3	Where the Initial Drawdown Condition has not been satisfied on or prior to the Initial Drawdown Date, the Initial Drawdown Date shall be the first Business Day following satisfaction of the Initial Drawdown Condition and the subsequent Drawdown Dates shall be amended accordingly.

3.	Conditions of Loan

3.1	The obligation of the Lender to make available the Loan to the Borrower on a Drawdown Date shall be conditional upon the following (“Conditions Precedent”):

(a)	a copy of this Agreement and the Transaction Security Document duly executed by the Borrower;

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(b)	a formal written request (a “Drawdown Request”) not less than 3 Business Days prior to each Drawdown Date from the Borrower to the Lender to borrow an amount not exceeding the amount of the relevant Tranche detailed in Clause 2.1 above;

(c) a copy of a resolution of the board of directors and (if required by applicable law, regulation, listing requirements or the constitutional documents of the Borrower) shareholders of the Borrower:

(A)	approving the terms of and the transactions contemplated by the Finance Documents and resolving that it execute, deliver and perform the Finance Documents;

(B)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(C)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawdown Request) to be signed and/or despatched by it under or in connection with the Finance Documents;

(i)	in respect of the Initial Drawdown Date, a copy of the resolution of the shareholders of Digivault Limited amending the articles of association of Digivault Limited to remove certain restrictions on the transfer of shares; and

(d)	all the representations and warranties set out in this Agreement being accurate and correct in all material respects at, and as if made on, that Drawdown Date.

3.2	The Borrower undertakes to use the proceeds of the Loan for the purposes of financing the operations and growth of the Borrower and other general corporate purposes.

4.	Interest

4.1	Subject to Clause 4.4 below, each Tranche of the Loan shall accrue interest at the rate of 4% per annum until such time as the amount outstanding under such Tranche is either repaid to the Lender or converted into Ordinary Shares pursuant to this Agreement (“Interest”).

4.2	The Borrower shall pay accrued interest on a Tranche on the Maturity Date of that Tranche.

4.3	Any Interest payable under this Agreement shall be calculated according to the actual number of days elapsed and a year of 365 days.

4.4	Where the Conversion Right attached to all (or a portion) of a Tranche shall have been validly exercised, Interest shall cease to accrue on all (or a portion) of such Tranche so converted from and including the relevant Conversion Date.

4.5	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan. Any interest accruing under this Clause 4.5 shall be immediately payable by the Borrower on demand by the Lender.

5.	Tax gross-up and indemnity

5.1	If the Borrower or any member of the Group is compelled by law to make any deduction or withholding from any sum payable under any Finance Document to the Lender, the sum so payable by the Borrower or any member of the Group shall be increased so as to result in the receipt by Lender of a net amount equal to the full amount expressed to be payable under the relevant Finance Document.

5.2	The Borrower shall (within three Business Days of demand) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of tax by the Lender in respect of a Finance Document.

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6.	Conversion

6.1	The Lender may in its sole and absolute discretion, at any time while any part of the Loan remains outstanding, convert all (or a portion) of a Tranche (and all accrued but unpaid Interest under this Agreement in connection with all (or a portion) of the relevant Tranche being converted) (the “Conversion Amount”) into Ordinary Shares. Such conversion right shall be exercised in accordance with Clause 7 (Conversion Procedure).

6.2	Subject to Clause 6.4, the Conversion Amount shall be converted into such number of Ordinary Shares at the Conversion Price (“Conversion Shares”). The number of Conversion Shares to be issued on a conversion of any portion (or all) of a Tranche pursuant to this Clause 6 shall be determined by dividing the amount to be converted by the Conversion Price in effect at the Conversion Date. The Parties hereby agree and confirm that in the event that the number of Conversion Shares to be allotted and issued to the Lender pursuant to this Clause 6.2 is not a whole number, such number of Conversion Shares to be allotted and issued to the Lender shall be rounded down to the nearest whole number. The Parties further agree that fractions of Shares will not be issued on any conversion and no cash adjustments will be made by the Borrower in respect thereof.

6.3	The Conversion Shares shall be credited as fully paid up and free from all encumbrances, and will rank pari passu in all respects with the then existing Ordinary Shares.

6.4	Notwithstanding anything to the contrary set out in this Agreement, the Lender shall not exercise its Conversion Right to the extent that to do so would:

(a)	cause any breach by the Borrower of any law or regulation applicable to it; or

(b)	(unless a requisite waiver from the provisions of the Singapore Takeover Code has been obtained) cause the Lender to hold more than 29.9% of the entire issued share capital of the Borrower.

7.	Conversion Procedure

7.1	Conversion Notice

To exercise the Conversion Right attaching to a Tranche (including any portion thereof), the Lender shall complete, execute and deliver a Notice of Conversion to the Borrower.

7.2	Conversion Date

The conversion date in respect of a Tranche (or any portion thereof) (the “Conversion Date”) shall be the next Business Day following the date of the relevant Conversion Notice.

7.3	Issue of Conversion Shares and Registration

As soon as practicable on or before the tenth Business Day after the Conversion Date, the Borrower shall (upon exercise by the Lender of the Conversion Right and in respect of which a duly completed Conversion Notice has been delivered as required by this Clause 7) issue to the Lender (or such other person designated for the purpose in the Conversion Notice) the relevant numbers of Conversion Shares and shall immediately upon the issue of those Conversion Shares, file the return of allotment of shares with the Accounting and Corporate Regulatory Authority of Singapore in relation to the Lender (or such other person designated for the purpose in the Conversion Notice) in the share register of the Borrower as the holder of those Conversion Shares as at the Conversion Date.

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8.	Repayment of Loan

Subject to Clause 6, the Borrower shall repay the full outstanding amount of each Tranche (which for the avoidance of doubt, shall not include any portion of such Tranche that has been converted into Conversion Shares), together with accrued but unpaid Interest, to the Lender on each Maturity Date and, with respect to the final Tranche, on the Termination Date.

9.	Appointment of Directors and Officers

9.1	On and from the date of this Agreement and for so long as any amount of the commitment and/or Loan and/or accrued Interest remain outstanding under the Finance Documents, the Lender shall have the right (subject to applicable law) to appoint the following officers of the Borrower:

(a)	Chief Executive Officer;

(b)	Chief Financial Officer; and

(c)	Chief Legal Officer.

9.2	On and from the date of this Agreement and for so long as any amount of the commitment and/or Loan and/or accrued Interest remain outstanding under the Finance Documents, the Lender shall be entitled to appoint two of the appointees specified in Clause 9.1 above as directors of the Borrower, provided that each such appointment shall be made in accordance with the constitutional documents of the Borrower and applicable laws, regulations and listing requirements.

9.3	The Lender shall provide all reasonable assistance and cooperation in the provision of such documents, information, action and other assistance that the Borrower may reasonably require to effect any appointment contemplated under Clauses 9.1 and 9.2 above and to maintain the FCA Registration of Digivault.

10.	FCA

10.1	If the UK Financial Conduct Authority expresses any objection to any shareholder of the Lender becoming a beneficial owner (as such term is defined under The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017) of Digivault Limited as a result of the entry into the Finance Documents:

(a)	the Lender has the right to propose new prospective investors in the Borrower to the Borrower;

(b)	the Borrower may agree to any investment proposed by any such new investor, with the prior written consent of the Lender; and

(c)	the Lender has the right to:

(i)	sell its shares in the Borrower to any such new investor in priority to any shares held by any other shareholder in the Borrower or any new issuance of shares by the Borrower;

(ii)	have any amounts outstanding under the Finance Documents repaid out of the proceeds of such new investment; and

(iii)	cancel any undrawn and outstanding commitments under the Finance Documents, up to the total amount of such new investment (after taking into account any amounts of such new investment expended under sub-paragraphs (i) and (ii) above)).

11.	Company’s Undertakings

11.1	The Borrower shall, and shall ensure that each member of the Group will, so long as any amount of the Loan and/or accrued Interest remain outstanding to the Lender under the Finance Documents:

(a)	promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation (including the FCA Registration) required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business as conducted as at the date of this Agreement.

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(b)	notify the Lender in writing of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence and promptly following a request from the Lender supply a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it);

(c)	comply in all material respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents; and

(d)	ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

11.2	So long as any amount of the Loan and/or accrued Interest remain outstanding under the Finance Documents, the Borrower shall not, and shall ensure that no member of the Group will, (without the Lender’s prior written approval) undertake or incur any of the following:

(a)	any single cost or expense in excess of USD 500,000, or monthly cumulative related costs or expenses in excess of USD 1,000,000;

(b)	capital expenditures in excess of USD 100,000 per month;

(c)	transactions with related parties;

(d)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital;

(e)	financial indebtedness other than any financial indebtedness incurred for the sole purpose of and contemporaneously with repaying a Tranche of the Loan on its Maturity Date in an amount not exceeding the amount required to repay such Tranche of the Loan on its Maturity Date and (in the case of the repayment of the final Tranche of the Loan) to cover the Borrower’s subsequent working capital requirements;

(f)	create or permit to subsist any Security over any of its assets;

(g)

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising financial indebtedness or of financing the acquisition of an asset (“Quasi-Security”);

(h)	equity issuances other than (i) market making agreements with GSR Markets Limited, Parallel Management Limited and Kronos Asset Management Limited, provided such equity issuances are made in accordance with the terms of the corresponding market making agreements disclosed in the Data Room and/or (ii) for the sole purpose of and contemporaneously with repaying a Tranche of the Loan in an amount not exceeding the amount required to repay such Tranche of the Loan on its Maturity Date and (in the case of the repayment of the final Tranche of the Loan) to cover the Borrower’s subsequent working capital requirements;

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(i)	payment or award of any bonus to staff or payment of any extraordinary compensation unless recommended to the Borrower’s Nomination and Compensation Committee by the Chief Executive Officer and the Chief Financial Officer and subsequently approved by such Committee; and

(j)	prepayment of all of any part of the Loan other than as expressly permitted by the terms of this Agreement.

12.	Representations and Warranties

12.1	The Borrower makes the representations and warranties set out in this Clause 12.1 in respect of itself and each member of the Group to the Lender on the date of this Agreement and on each Drawdown Date:

(a)	it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents, and the transactions contemplated by the Finance Documents;

(c)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, enforceable against it in accordance with its terms;

(d)	the entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security do not and will not conflict with its constitutive documents, any agreement or arrangement to which it or its assets are bound, or any law, regulation or order to which it or its asset is bound or subject;

(e)	no limits on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party;

(f)	the execution and delivery of, and the performance by it of its obligations under, the Finance Documents to which it is a party and as contemplated therein will not require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(g)	all Authorisations required to conduct its business have been obtained and are in full force and effect;

(h)	the FCA Registration is in full force and effect;

(i)	it is in compliance with all listing requirements of any stock exchange or regulatory authority on which its shares are admitted to trading;

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(j)	no regulatory or governmental authority or any stock exchange has threatened or taken any steps to suspend and/or revoke any Authorisations (including, but not limited to, the FCA Registration) or listing;

(k)	the choice of governing law of the Finance Documents will be recognized and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its Relevant Jurisdiction;

(l)	no corporate action, legal proceeding or other procedure or step described in Clause 13.6 has been taken in relation to any member of the Group and none of the circumstances described in Clause 13.5 applies to any member of the Group;

(m)	no Default is continuing or is reasonably likely to result from a utilisation of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document;

(n)	save as disclosed in writing to the Lender prior to the date of this Agreement, any factual information provided to the Lender was true and accurate in all material respects as at the date of the relevant document containing the information (or as the case may be) as at the date the information is expressed to be given;

(o)	so far as it is aware, it has conducted its business and affairs and dealt with its assets in all material respects in accordance with all applicable laws;

(p)	no Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group;

(q)	the Transaction Security has or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security;

(r)	the shares which are subject to the Transaction Security are fully paid or credited as fully paid and not subject to any option to purchase or similar rights;

(s)	there are no actions, suits, claims or proceedings of material nature, pending or threatened against or affecting it or any of its property which, if adversely determined, would materially impair its ability to perform its obligations under the Finance Documents; and

(t)	no order has been made or petition presented or resolution passed for the winding-up or administration of the Borrower or any member of the Group, and to the best of the knowledge, information and belief of the Borrower or any member of the Group, there are no grounds on which any person would be entitled to have the Borrower or any member of the Group wound-up or placed in administration.

12.2	The Lender makes the representations and warranties set out in this Clause 12.2 to the Borrower on the date of this Agreement and on each Drawdown Date:

(a)	it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents, and the transactions contemplated by the Finance Documents;

(c)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, enforceable against it in accordance with its terms;

(d)	the entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with its constitutive documents, any agreement or arrangement to which it or its assets are bound, or any law, regulation or order to which it or its asset is bound or subject; and

(e)	no corporate action, legal proceeding or other procedure or step described in Clause 13.6 has been taken in relation to it and none of the circumstances described in Clause 13.5 applies to it.

13.	Events of Default

Each of the events or circumstances set out in this Clause 13 is an Event of Default (save for Clause 13.12 (Acceleration)).

13.1	Non-payment

The Borrower or any member of the Group does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

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13.2	Other obligations

(a)	The Borrower or any member of the Group does not comply with any provision of the Finance Documents (other than those referred to in Clause 13.1 (Non-payment).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

13.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower or any member of the Group in the Finance Documents or any other document delivered by or on behalf of the Borrower or any member of the Group under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

13.4	Cross default

(a)	Any financial indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any financial indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any financial indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any financial indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

13.5	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

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13.6	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of their assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

13.7	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group and is not discharged within 30 days.

13.8	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

13.9	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

13.10	Repudiation and rescission of agreements

Any member of the Group rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security

13.11	Acceleration

On and at any time after the occurrence of an Event of Default, the Lender may:

(a)	by notice to the Borrower:

(i)	cancel the Loan at which time the Loan shall be immediately cancelled any undrawn Tranche shall immediately cease to be available for utilisation;

(ii)	declare that all or part of the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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14.	General Terms

14.1	Entire Agreement

The Parties expressly acknowledge that they have read this Agreement and have understood its provisions. No promise, inducement, representation or agreement other than as expressly set forth in this Agreement has been made to or by the Parties. The Parties agree that this Agreement, the Schedules hereto and all other documents referred to herein, shall constitute the entire agreement between them with respect to the subject matters of this Agreement, and shall supersede all prior or contemporaneous proposals, agreements and all other communications (whether written or oral, express or implied) entered into between the Parties in respect of the matters dealt with in it.

14.2	Duration and Termination

This Agreement shall terminate and cease to have any further force or effect upon the full repayment by the Borrower of all amounts due and owing to the Lender under the Finance Documents, upon the issuance of Conversion Shares, together with any amounts in excess of the Maximum Conversion Amount, in an amount equal to repay the Loan in full (as the case may be), or with the agreement of the Parties hereto in writing, whichever is earlier.

14.3	Relationship of the Parties

This Agreement shall not constitute or imply any partnership, joint venture, agency, fiduciary relationship or other relationship among the Parties.

14.4	Assignment

(a)	The Borrower shall not transfer or assign all or any of its rights, obligations or benefits hereunder in whole or in part to any third party, unless with the prior written consent of the Lender.

(b)	The Lender shall be permitted to transfer or assign all or any of its rights, obligations or benefits hereunder in whole or in part to any of its affiliates (including but not limited to its holding companies, subsidiaries and persons under common control with it) without the consent of the Borrower, provided such transfer or assignment is made to a person that satisfies the “know your customer” checks conducted by the Borrower pursuant to the applicable laws, regulations and listing rules (the “AML Proviso”). The Lender shall be permitted to transfer or assign all or any of its rights, obligations or benefits hereunder in whole or in part to any other person, subject to the AML Proviso and provided that the Lender’s rights under Clauses 9 and 11.2 shall not be assignable to any such other person without the Borrower’s prior written consent and the Conversion Price shall be separately agreed between the Borrower and such other person.

(c)	All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted assigns and successors-in-title.

14.5	Severance

If any term of this Agreement is held by a court of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable, the same shall be deemed to be deleted from this Agreement and be of no force and effect, whereas the other terms hereof shall remain in full force and effect. In the event of such deletion, and if the commercial basis of this Agreement is, whether by reason of any illegality or change in circumstances, substantially altered, the Parties shall review and agree on revisions mutually acceptable to them which shall most closely reflect their original intent and purposes in place of the terms so deleted.

14.6	Further Assurance

(a)	The Borrower and each member of the Group shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Document (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law; and/or

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(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Borrower and each member of the Group shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

14.7	Future discussions

No later than three calendar months following the date of this Agreement, the Parties shall discuss in good faith a merger (or similar process) between the Lender and the Borrower such that the shareholders of the Lender shall ultimately own between 98% and 98.5% of the entire issued share capital of the Borrower.

14.8	Amendments

No amendment, modification of or addition to any provision of this Agreement shall be effective unless made in writing and signed by the duly authorised representatives of the Parties.

14.9	Costs

Each Party shall bear and pay its own costs and expenses in connection with the preparation of this Agreement, including without limitation, the fees of legal advisers incurred in connection with the preparation and negotiation of this Agreement.

14.10	Notices

(a)	All notices or other communications under or in connection with this Agreement shall be in English and in writing and sent by courier or pdf attachment to an e-mail addressed to the intended recipient thereof at its address or e-mail address as notified by each Party to the other prior to the first Drawdown Date (or to such other address or e-mail address as any Party may from time to time notify the other Party).

(b)	Any such notice or communication shall be deemed to have been served on and received by the addressee:

(i)	if sent by courier, at the time that its receipt is signed for, whether or not the person signing for such receipt has authority to do so; and

(ii)	if sent by e-mail, at the time of its transmission, provided that no notification was received by the sender that the e-mail was undeliverable and that where transmission occurs after 6:00 p.m. on a working day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

14.11	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any counterpart and each counterpart may be signed and executed by the Parties and transmitted by electronic transmission and shall be valid and effectual as if executed as an original.

14.13	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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14.14	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

(d)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Digivault, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

(the rest of this page is intentionally left blank)

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SCHEDULE 1

FORM OF CONVERSION NOTICE

To:	Eqonex Limited as Borrower

From:	Bifinity UAB as Lender

Dated:     _______________

Eqonex Limited — Convertible Loan Agreement dated __ March 2022 (as amended and/or amended and restated from time to time) (the “Agreement”)

1.	We refer to the Agreement. This letter shall take effect as a Conversion Notice for the purpose of the Agreement. Terms defined in or construed for the purpose of the Deed have the same meaning in this letter unless given a different meaning in this letter.

2.	We refer to clause 6 (Conversion) of the Agreement and hereby irrevocably elect to convert [all or a portion of the outstanding principal amount] of the Tranche (the Conversion Tranche) drawn on _______________ and all accrued but unpaid Interest outstanding in connection therewith under the Agreement specified below into the fully paid Conversion Shares in accordance with terms of the Agreement.

(a)	Total outstanding US$ principal amount of all or a portion of the Conversion Tranche and all accrued but unpaid Interest outstanding in connection therewith under the Agreement, that needs to be converted:

Total outstanding US$ principal amount of all or a portion of the Conversion Tranche: USD_______________

Accrued but unpaid Interest outstanding amounts: _______________

(b)	Name(s) and address(es) of person(s) and/or their respective nominee(s) in whose name(s) the Conversion Shares required to be delivered on exercise of the Conversion Right are to be registered in the Register of Members on the pursuant to the Agreement:

Name of the person and/or its nominee	Address	Number of Conversion Shares to be allotted and issued

(c)	[We hereby request that the certificates for the Conversion Shares, be dispatched (at our risk and expense) to the person whose name, contact person, address, are given below and in the manner specified below:

[ ]

3.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

for and on behalf of

BIFINITY UAB

Name:
Title:

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SIGNATURE PAGE

LENDER

Signed by

/s/ Jonathan Farnell
for and on behalf of BIFINITY UAB
Name: Jonathan Farnell
Title: CEO

BORROWER

Signed by

/s/ Yoon Chi Won
for and on behalf of EQONEX LIMITED
Name: Yoon Chi Won
Title: Chairman

17

Amendment Agreement to Convertible Loan Agreement

This amendment agreement is made as of 11 March 2022 (this “Amendment”) between

(1)	BIFINITY UAB, a company established under the laws of the Republic of Lithuania and having its registered office at Didžioji st. 18, Vilnius, Republic of Lithuania with registration number 305595206 (the “Lender”); and

(2)	EQONEX LIMITED, a limited liability company incorporated under the laws of Singapore, the shares of which are listed on the Nasdaq Stock Market (stock code NASDAQ: EQOS) (the “Borrower”),

(collectively, the “Parties” and each a “Party”).

WHEREAS

(A)	the Borrower and the Lender entered into a Convertible Loan Agreement, dated as of 7 March 2022 (the “Agreement”) and a Share Charge, dated as of 10 March 2022 (the “Original Share Charge”);

(B)	the Borrower and Lender hereby desire to amend the Agreement in accordance with the terms set out in this Amendment and to terminate the Original Share Charge; and

(C)	the Lender and Diginex (as defined below), a wholly-owned subsidiary of the Borrower, intend to enter into a new share charge in respect of 24.9% of the share capital of Digivault on or about the date hereof.

NOW IT IS HEREBY AGREED as follows:

1.	Amendments

1.1	The following amendments shall be made to the Agreement on and from the date of this Amendment:

(a)	The following new definition is added to clause 1.1 of the Agreement:

““Diginex” means Diginex Limited, a company incorporated under the laws of Hong Kong with company number 2540890 and with its registered office address at Suites 1206-1209, Level 12, Three Pacific Place, 1 Queen’s Road East, Hong Kong.”

(b)	The definition of “Transaction Security Document” in clause 1.1 of the Agreement is deleted and replaced in its entirety with the following:

““Transaction Security Document” means the share charge granted by Diginex in favour of the Lender over 24.9% of the shares of Digivault.”

(c)	Clause 1.2(i) of the Agreement is deleted and replaced in its entirety with the following:

“a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any loan or the addition of any new facility under that Finance Document or other agreement or instrument;”

(d)	Clause 1.2(ii) of the Agreement is deleted and replaced in its entirety with the following:

“the “Borrower”, the “Lender”, any “Party”, “Diginex” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the relevant Finance Document;”

(e)	Clause 3.1(a) of the Agreement is deleted and replaced in its entirety with the following:

“a copy of this Agreement duly executed by the Borrower and the Transaction Security Document duly executed by Diginex;”

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(f)	The word “and” at the end of clause 3.1(d) of the Agreement is deleted.

(g)	The full stop at the end of clause 3.1(e) is deleted and replaced with “; and”.

(h)	The following is added as a new clause 3.1(f) of the Agreement:

“a copy of a resolution of the board of directors and (if required by applicable law, regulation, listing requirements or the constitutional documents of Diginex) shareholders of Diginex:

(i)	approving the terms of and the transactions contemplated by the Finance Documents to which it is a party and resolving that it execute, deliver and perform such Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.”

(i)	The following is added as a new Clause 11.3 of the Agreement:

“So long as any amount of the Loan and/or accrued Interest remain outstanding under the Finance Documents, the Borrower shall ensure that it legally and beneficially owns (directly or indirectly) 100% of the issued share capital of Diginex.”

2.	Termination of the Original Share Charge

2.1	The Borrower and the Lender hereby agree that, on and from the date of this Agreement, the Original Share Charge shall hereby be terminated and shall have no further force and effect, and any security purported to be granted thereunder is hereby released.

3.	Miscellaneous

3.1	Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

3.2	Any reference in this Amendment to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any loan or the addition of any new facility under that Finance Document or other agreement or instrument.

3.3	This Amendment and any non-contractual obligations arising out of or in connection with it are governed by English law.

3.4	Clauses 1.2, 14.5 (Severance), 14.11 (Third party rights), 14.12 (Counterparts) and 14.14 (Jurisdiction) of the Agreement shall be incorporated herein by reference mutatis mutandis.

3.5	On and from the date of this Amendment, the Agreement and this Amendment shall be read and construed as one document.

3.6	On and from the date of this Amendment, references in the Agreement to “this Agreement”, “hereunder”, “herein” and like terms or to any provision of the Agreement shall be construed as a reference to the Agreement as amended by this Amendment.

[Signature Page Follows]

2

SIGNATURE PAGE

LENDER

Signed by

/s/ Jonathan Farnell
for and on behalf of BIFINITY UAB
Name: Jonathan Farnell
Title: CEO

BORROWER

Signed by

/s/ Yoon Chi Won
for and on behalf of EQONEX LIMITED
Name: Yoon Chi Won
Title: Chairman

Second Amendment Agreement to Convertible Loan Agreement

This second amendment agreement (this “Amendment”) is made as of 15 August 2022 between:

(1)	BIFINITY UAB, a company established under the laws of the Republic of Lithuania and having its registered office at J. Balcikonio st. 3, Vilnius, Republic of Lithuania with registration number 305595206 (the “Lender”); and

(2)	EQONEX LIMITED, a limited liability company incorporated under the laws of Singapore, the shares of which are listed on the Nasdaq Stock Market (stock code NASDAQ: EQOS) (the “Borrower”),

(collectively, the “Parties” and each a “Party”).

WHEREAS

(A)	the Borrower and the Lender entered into a Convertible Loan Agreement dated as of 7 March 2022 (the “Agreement”), as subsequently amended by an amendment agreement between the same parties dates as of 11 March 2022 (the “Convertible Loan First Amendment Agreement”) (the Agreement as so amended by the Convertible Loan First Amendment Agreement, the “First Amended Agreement”).

(B)	as a condition precedent to the First Amendment Agreement, the Lender and Diginex (as defined in the First Amended Agreement), a wholly-owned subsidiary of the Borrower, entered into the Transaction Security Document (as defined in the First Amendment Agreement) in respect of the shares in Digivault (as defined in the First Amendment Agreement).

(C)	the Lender and Diginex now intend to enter into the Transaction Security Document Amendment Deed (as defined) on or around the date of this Amendment to amend the Transaction Security Document.

(D)	the Borrower and Lender hereby desire to amend the First Amended Agreement in accordance with the terms set out in this Amendment to reflect the entry into the Transaction Security Document Amendment Deed.

NOW IT IS HEREBY AGREED as follows:

1.	Amendments

1.1	The following amendments shall be made to the Agreement on and from the date of this Amendment:

(a)	The following new definition is added to clause 1.1 of the Agreement:

(b)	““Convertible Loan First Amendment Agreement” means the amendment agreement dated as of 11 March 2022 between the Lender and the Borrower amending this Agreement.”

(c)	The following new definition is added to clause 1.1 of the Agreement:

““Convertible Loan Second Amendment Agreement” means the amendment agreement dated as of 15 August 2022 between the Lender and the Borrower amending this Agreement.”

(d)	The following new definition is added to clause 1.1 of the Agreement:

““Transaction Security Document Amendment Deed” means the amendment deed dated as of 15 August 2022 between Diginex and the Lender amending the Transaction Security Document to cover 100% of the shares in Digivault from time to time.”

(e)	The definition of “Finance Document” in clause 1.1 of the Agreement is deleted and replaced in its entirety with the following:

““Finance Document” means this Agreement, the Convertible Loan First Amendment Agreement, the Convertible Loan Second Amendment Agreement, the Transaction Security Document, the Transaction Security Document Amendment Deed, any Drawdown Request and any other document designated as a “Finance Document” by the Lender and the Borrower.”

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(f)	The definition of “Transaction Security Document” in clause 1.1 of the Agreement is deleted and replaced in its entirety with the following:

““Transaction Security Document” means the share charge dated as of 11 March 2022 granted by Diginex in favour of the Lender over shares of Digivault, as amended by the Transaction Security Document Amendment Deed.”

(g)	Clause 3.1(a) of the Agreement is deleted and replaced in its entirety with the following:

“copies of this Agreement, the Convertible Loan First Amendment Agreement and the Convertible Loan Second Amendment Agreement duly executed by the Borrower, and copies of the Transaction Security Document and the Transaction Security Document Amendment Deed duly executed by Diginex;”

2.	Miscellaneous

2.1	Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

2.2	Any reference in this Amendment to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any loan or the addition of any new facility under that Finance Document or other agreement or instrument.

2.3	This Amendment and any non-contractual obligations arising out of or in connection with it are governed by English law.

2.4	Clauses 1.2, 14.5 (Severance), 14.11 (Third party rights), 14.12 (Counterparts) and 14.14 (Jurisdiction) of the First Amended Agreement shall be incorporated herein by reference mutatis mutandis.

2.5	On and from the date of this Amendment, the First Amendment Agreement and this Amendment shall be read and construed as one document.

2.6	On and from the date of this Amendment, references in the Agreement to “this Agreement”, “hereunder”, “herein” and like terms or to any provision of the Agreement shall be construed as a reference to the First Amendment Agreement as amended by this Amendment.

[Signature Page Follows]

2

SIGNATURE PAGE

LENDER

Signed by

/s/ Saulius Galatiltis

for and on behalf of BIFINITY UAB
Name: Saulius Galatiltis
Title: CEO

BORROWER

Signed by

/s/ Yoon Chi Won

for and on behalf of EQONEX LIMITED
Name: Yoon Chi Won
Title: Chairman

DATED AS OF 11 March 2022

DIGINEX LIMITED

as the Chargor

in favour of

BIFINITY UAB

as Lender

SHARE CHARGE

CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1

	1.1	Definitions	1
	1.2	Incorporation of defined terms	2
	1.3	Construction	2
	1.4	Third Party Rights	2

2.	SECURITY INTERESTS		2

	2.1	Creation of Security Interests	2

3.	RESTRICTIONS ON DEALING WITH SECURITY ASSETS		3

	3.1	Negative pledge	3
	3.2	Disposals	3

4.	FURTHER ASSURANCE		3

5.	SHARES		3

	5.1	Notification	3
	5.2	Documents	3
	5.3	Voting before enforcement	4
	5.4	Voting after enforcement	4
	5.5	Cash dividends before enforcement	4
	5.6	Cash dividends after enforcement	4
	5.7	Shares held by nominees of the Chargor	4
	5.8	Payment of calls	4

6.	GENERAL UNDERTAKINGS		5

	6.1	Information	5
	6.2	No other prejudicial conduct	5
	6.3	Persons with Significant Control regime	5

7.	REPRESENTATIONS AND WARRANTIES		5

8.	ENFORCEMENT OF SECURITY INTERESTS		5

	8.1	When enforceable	5
	8.2	Enforcement action	5
	8.3	Law of Property Act powers	5

9.	LAW OF PROPERTY ACT		6

	9.1	Section 101	6
	9.2	Section 103	6
	9.3	Section 93	6

10.	APPOINTMENT OF RECEIVERS		6

	10.1	Appointment of Receivers	6
	10.2	Agent of Chargor	6
	10.3	Remuneration of Receivers	6

11.	RIGHTS AND LIABILITIES OF THE LENDER AND RECEIVERS		6

	11.1	Rights of Receivers	6
	11.2	Rights of the Lender	7
	11.3	Delegation	7
	11.4	Financial collateral arrangement	7
	11.5	Possession	7
	11.6	Lender’s liability	7

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CONTENTS

(Continued)

ii

SHARE CHARGE

THIS DEED is dated as of        11       March 2022 and made between:

(1)	DIGINEX LIMTED, a company incorporated under the laws of Hong Kong with company number 2540890 and with its registered office address at Suites 1206-1209, Level 12, Three Pacific Place, 1 Queen’s Road East, Hong Kong (the “Chargor”); and

(2)	BIFINITY UAB, a company established under the laws of the Republic of Lithuania with registration number 305595206 whose registered office is at Didžioji str. 18, Vilnius, the Republic of Lithuania as the lender and secured party under this Deed (the “Lender”).

Background

(A)	Under the Loan Agreement, the Lender has agreed to make available to the Borrower a USD 36,000,000 convertible loan.

(B)	It is a condition precedent to that convertible loan being made available that the Chargor enters into this Deed.

(C)	The Lender and the Chargor intend this document to take effect as a deed (even though the Lender only executes it under hand).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Borrower” means Eqonex Limited, a limited liability company incorporated under the laws of Singapore, the shares of which are listed on the Nasdaq Stock Market (stock code NASDAQ: EQOS).

“Company” means Digivault Limited, a private limited company registered in England and Wales with company number 11722222.

“Delegate” means a delegate or sub-delegate appointed by the Lender or a Receiver in accordance with this Deed.

“Finance Document” has the meaning given to such term in the Loan Agreement.

“Insolvency Act” means the Insolvency Act 1986.

“Law of Property Act” means the Law of Property Act 1925.

“Loan Agreement” means the convertible loan agreement dated on or around the date of this Deed between the Borrower as borrower and the Lender as lender.

“Party” means a party to this Deed.

“Quasi-Security” has the meaning given to such term in the Loan Agreement.

“Receiver” means a receiver and manager or other receiver appointed in respect of all or any part of the Security Assets and shall, if allowed by law, include an administrative receiver.

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“Related Rights” means means all dividends, distributions and other income paid or payable on a Share, together with all shares or other property derived from any Share and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Share (whether by way of conversion, redemption, bonus, preference, option or otherwise).

“Secured Liabilities” means all present and future liabilities and obligations at any time due, owing or incurred by the Borrower to the Lender under the Finance Documents, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity.

“Security Assets” means the assets which from time to time are, or are expressed to be, the subject of the Security Interests or any part of those assets.

“Security Interests” means all or any of the Security created or expressed to be created in favour of the Lender by or pursuant to this Deed.

“Shares” means, in relation to the Chargor, all its right, title and interest from time to time in and to:

(a)	24.9% of the entire issued share capital, from time to time, of the Company; and

(b)	warrants, options and other rights to subscribe for, purchase or otherwise acquire any such shares,

in each case including any rights against any custodian, nominee, clearing system or other similar person holding such right, title or interest on its behalf.

1.2	Incorporation of defined terms

Unless a contrary indication appears, terms defined in the Loan Agreement have the same meaning in this Deed.

1.3	Construction

(a)	Any reference in this Deed to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any loan or the addition of any new facility under that Finance Document or other agreement or instrument.

(b)	The provisions in clause 1.2 of the Loan Agreement apply to this Deed, except that references to the Loan Agreement shall be construed as references to this Deed.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

2.	SECURITY INTERESTS

2.1	Creation of Security Interests

The Chargor, as continuing security for the payment of the Secured Liabilities, charges in favour of the Lender with full title guarantee by way of first fixed charge all its Shares and all corresponding Related Rights.

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3.	RESTRICTIONS ON DEALING WITH SECURITY ASSETS

3.1	Negative pledge

The Chargor shall not create or permit to subsist any Security or Quasi-Security over any Security Asset other than those created under this Deed.

3.2	Disposals

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Security Asset.

4.	FURTHER ASSURANCE

(a)	The Chargor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender):

(i)	to perfect the Security created or intended to be created under or evidenced by this Deed;

(ii)	to facilitate the exercise of any rights, powers and remedies of the Lender or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(iii)	while an Event of Default is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Interests.

(b)	The Chargor shall take all such action as is available to it (including making and assisting with all filings, applications and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender or the Finance Parties by or pursuant to this Deed.

5.	SHARES

5.1	Notification

The Chargor shall promptly notify the Lender of:

(a)	its acquisition of, or agreement to acquire, any Share; and

(b)	the declaration, payment, receipt, offer or issue of any Related Right in respect of any Share excluding any cash dividend.

5.2	Documents

The Chargor shall as soon as reasonably practicable, or where Shares are acquired by it after the date of this Deed, on the date of that acquisition:

(a)	deliver to the Lender, or as it directs, and the Lender shall be entitled to hold, all certificates (if any) and other documents of title or evidence of ownership in relation to the Shares; and

(b)	deliver to the Lender, or as it directs, and the Lender shall be entitled to hold, transfers of the Shares, each executed in blank, and other documents relating to the Shares reasonably required by the Lender.

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5.3	Voting before enforcement

At any time prior to the occurrence of an Event of Default which is continuing the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share provided that the exercise of or, as the case may be, the failure to exercise those rights would not have an adverse effect on the value of the Shares or the Security Assets or the ability of the Lender to realise the Security Interests and would not otherwise prejudice the interests of the Lender under any Finance Document.

5.4	Voting after enforcement

At any time while an Event of Default is continuing and the Lender has given notice to the Chargor that it intends to exercise its rights under this Clause 5.4:

(a)	the Lender or the Receiver shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share, and

(b)	the Chargor shall comply or procure the compliance with any directions of the Lender or the Receiver in respect of the exercise of those rights and shall promptly execute and/or deliver to the Lender or the Receiver such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights.

5.5	Cash dividends before enforcement

At any time prior to the occurrence of an Event of Default, the Chargor shall be entitled to retain any cash dividend deriving from the Shares.

5.6	Cash dividends after enforcement

At any time after the occurrence of an Event of Default, the Chargor shall hold any cash dividend deriving from the Shares received by it on trust for the Lender and transfer or pay the same promptly to the Lender or as it may direct.

5.7	Shares held by nominees of the Chargor

If any Share is held in the name of a nominee of the Chargor, the Chargor shall promptly upon request by the Lender deliver to it an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by that nominee. That power of attorney shall appoint the Lender, each Receiver and each Delegate, as the attorney of the holder and shall be in such form as the Lender requires.

5.8	Payment of calls

(a)	The Chargor shall promptly pay all calls or other payments in respect of any of its Shares.

(b)	If the Chargor does not comply with paragraph (a) above, the Lender may pay that call or other payment on behalf of the Chargor.

(c)	The Chargor shall promptly on request by the Lender reimburse the Lender for any payment made by the Lender under this Clause 5.8.

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6.	GENERAL UNDERTAKINGS

6.1	Information

The Chargor shall supply to the Lender promptly such information regarding its financial condition, business and operations, its Security Assets and its compliance with this Deed as the Lender may reasonably request.

6.2	No other prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Security Interests.

6.3	Persons with Significant Control regime

(a)	In respect of any Shares which constitute Security Assets, the Chargor shall promptly:

(i)	notify the Lender of its intention to issue, or its receipt of, any warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 and provide to the Lender a copy of any such warning notice or restrictions notice;

(ii)	respond to that notice within the prescribed timeframe; and

(iii)	provide to the Lender a copy of the response sent/received in respect of such notice.

(b)	For the purposes of withdrawing any restrictions notice or for any application to the court under Schedule 1B of the Companies Act 2006, the Chargor shall (and shall ensure that the relevant Finance Party will) provide such assistance as the Lender may reasonably request in respect of any Shares which constitute Security Assets and provide the Lender with all information, documents and evidence that it may reasonably request in connection with the same.

7.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in Clause 12 (Representations) of the Loan Agreement (with the exception of sub-paragraph (i)) to the Lender on the date of this Deed and on each Drawdown Date, as if references therein to the Borrower were references to the Chargor.

8.	ENFORCEMENT OF SECURITY INTERESTS

8.1	When enforceable

The Security Interests shall be immediately enforceable on and at any time after the occurrence of an Event of Default.

8.2	Enforcement action

At any time after the Security Interests have become enforceable pursuant to Clause 8.1 (When enforceable) above, the Lender may in its absolute discretion enforce all or any part of the Security Interests in any manner it sees fit.

8.3	Law of Property Act powers

At any time after the Security Interests have become enforceable pursuant to Clause 8.1 (When enforceable), the powers, authorities and discretions conferred by the Law of Property Act on mortgagees, including the power of sale and other powers conferred by section 101 (Powers incident to estate or interest of mortgagee) of the Law of Property Act, as varied and extended by this Deed, shall be immediately exercisable.

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9.	LAW OF PROPERTY ACT

9.1	Section 101

The power of sale and other powers conferred by section 101 (Powers incident to estate or interest of mortgagee) of the Law of Property Act on mortgagees, as varied and extended by this Deed, shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on the date of this Deed and shall be exercisable in accordance with Clause 8.3 (Law of Property Act powers).

9.2	Section 103

Section 103 (Regulation of exercise of power of sale) of the Law of Property Act shall not apply to this Deed.

9.3	Section 93

Section 93 (Restriction on consolidation of mortgages) of the Law of Property Act shall not apply to this Deed.

10.	APPOINTMENT OF RECEIVERS

10.1	Appointment of Receivers

If:

(a)	requested by the Chargor; or

(b)	the Security Interests have become enforceable pursuant to Clause 8.1 (When enforceable) above,

without any notice or further notice, the Lender may, by deed or otherwise in writing signed by the Lender or any person authorised for this purpose by the Lender, appoint one or more persons to be a Receiver of all or any part of the Security Assets. The Lender may similarly remove any Receiver and appoint any person instead of any Receiver. If the Lender appoints more than one person as Receiver, the Lender may give those persons power to act either jointly or severally.

10.2	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions and defaults.

10.3	Remuneration of Receivers

The Lender may determine the remuneration of any Receiver and the maximum rate specified in section 109(6) (Appointment, powers, remuneration and duties of receiver) of the Law of Property Act shall not apply. The Lender may direct payment of that remuneration out of moneys it receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

11.	RIGHTS AND LIABILITIES OF THE LENDER AND RECEIVERS

11.1	Rights of Receivers

Any Receiver appointed pursuant to Clause 11 (Appointment of Receivers) shall have:

(a)	the rights set out in Schedule 1 (Rights of Receivers); and

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(b)	the rights, powers, privileges and immunities conferred by law, including:

(i)	in the case of an administrative receiver, the rights, powers, privileges and immunities conferred by the Insolvency Act on administrative receivers duly appointed under the Insolvency Act; and

(ii)	in all other cases, the rights, powers, privileges and immunities conferred by the Law of Property Act and the Insolvency Act on receivers or receivers and managers.

11.2	Rights of the Lender

At any time after the Security Interests have become enforceable, to the fullest extent permitted by law, any rights conferred by any Finance Document or by law upon a Receiver may be exercised by the Lender, whether or not the Lender shall have appointed a Receiver of all or any part of the Security Assets.

11.3	Delegation

The Lender may delegate in any manner to any person any rights exercisable by the Lender under any Finance Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Lender thinks fit and the Lender may pass confidential information to any such delegate.

11.4	Financial collateral arrangement

(a)	To the extent that this Deed constitutes a “financial collateral arrangement” (as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (the “Financial Collateral Regulations”)) the Lender shall have the right at any time after the Security Interests have become enforceable pursuant to Clause 8.1 (When enforceable) above, to appropriate any Security Asset which constitutes “financial collateral” (as defined in the Financial Collateral Regulations (“Financial Collateral”)) in such manner as it sees fit in or towards satisfaction of the Secured Liabilities in accordance with the Financial Collateral Regulations.

(b)	If the Lender is required to value any Financial Collateral for the purpose of paragraph (a) above, the value shall be, in the case of financial instruments or other Financial Collateral, their market value at the time of appropriation as reasonably determined (after appropriation) by the Lender by reference to a public index or or a valuation carried out by an independent investment bank, firm of accountants or other valuers appointed by the Lender.

(c)	The Parties agree that the methods of valuation set out in paragraph (b) are commercially reasonable for the purpose of the Financial Collateral Regulations.

11.5	Possession

If the Lender, any Receiver or any Delegate takes possession of the Security Assets, it may at any time relinquish possession. Neither the Lender, any Receiver nor any Delegate shall be liable, by reason of viewing or repairing any of the present or future assets of the Chargor, as a mortgagee in possession.

11.6	Lender’s liability

Neither the Lender, any Receiver nor any Delegate shall, either by reason of taking possession of the Security Assets or for any other reason and whether as mortgagee in possession or otherwise, be liable for:

(a)	any costs, losses, liabilities or expenses relating to the realisation of any Security Assets; or

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(b)	any act or omission of the Lender, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Security Assets or in connection with the Finance Documents, unless directly caused by its gross negligence or willful misconduct.

12.	ORDER OF APPLICATION

All amounts from time to time received or recovered by the Lender or any Receiver pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of the Security Interests shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to any Receiver or any Delegate; and

(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Security Interests or any action taken by the Lender under Clause 4 (Further assurance);

(c)	in payment or distribution to the Lender on its own behalf and on behalf of the other Finance Parties for application towards the discharge of the Secured Liabilities in accordance with the terms of the Loan Agreement;

(d)	if the Chargor is not under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Lender is obliged to pay or distribute in priority to the Chargor; and

(e)	the balance, if any, in payment or distribution to the Chargor.;

13.	POWER OF ATTORNEY

13.1	Appointment

The Chargor by way of security irrevocably appoints the Lender, each Receiver and each Delegate severally to be its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)	to do anything which the Chargor is obliged to do under this Deed but has not done so within 5 (five) Business Days of the Lender notifying the Chargor of its failure to comply with the relevant obligation (including to do all such acts or execute all such documents, assignments, transfers, mortgages, charges, notices, instructions, filings and registrations as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s))); and

(b)	to exercise any of the rights conferred on the Lender, any Receiver or any Delegate in relation to the Security Assets or under any Finance Document or under any law.

13.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 14.1 (Appointment).

14.	Protection of third parties

No purchaser or other person dealing with the Lender, any Receiver or its agents shall be concerned to enquire:

(a)	whether the powers conferred on the Lender, any Receiver or its agents have arisen;

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(b)	whether the powers conferred on the Lender, any Receiver or its agents have become exercisable;

(c)	whether any consents, regulations, restrictions or directions relating to such powers have been obtained or complied with;

(d)	whether the Lender, any Receiver or its agents is acting within such powers;

(e)	whether any money remains due under the Finance Documents and the receipt in writing of the Lender, any Receiver or its agents shall be sufficient discharge to that purchaser or other person;

(f)	as to the propriety or validity of acts purporting or intended to be in exercise of any such powers; or

(g)	as to the application of any money paid to the Lender, any Receiver or its agents.

15.	Saving provisions

15.1	Continuing Security

Subject to Clause 17 (Discharge of Security), the Security Interests are continuing Security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of the Chargor and the Security Interests will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.3	Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Security Interests will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Finance Document or any of the Security Interests (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, the Chargor or other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any loan or the addition of any new facility under any Finance Document or other document or security;

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(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

15.4	Chargor intent

Without prejudice to the generality of Clause 16.3 (Waiver of defences), the Chargor expressly confirms that it intends that the Security Interests shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

15.5	Immediate recourse

The Chargor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and all facilities which might give rise to Secured Liabilities have terminated, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

15.7	Deferral of Chargor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and all facilities which might give rise to Secured Liabilities have terminated and unless the Lender otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under the Finance Documents:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other provider of Security for or guarantor of the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

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(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Borrower had given a guarantee, undertaking or indemnity;

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with the Lender.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower or the Chargor under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 13 (Order of application).

15.8	Additional security

The Security Interests are in addition to and are not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

15.9	Tacking

The Lender shall comply with its obligations under the Finance Documents (including any obligation to make further advances).

16.	Discharge of Security

16.1	Final redemption

Subject to Clause 17.2 (Retention of security), if the Lender is satisfied that all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and that all facilities which might give rise to Secured Liabilities have terminated, the Lender shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Security Assets from the Security Interests, without recourse to, or any representation or warranty by, the Lender or any of its nominees.

16.2	Retention of security

If the Lender considers that any amount paid or credited to the Lender under any Finance Document is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Liabilities have been irrevocably paid.

17.	Costs and expenses

17.1	Expenses

The Chargor shall, within three Business Days of demand, pay to the Lender the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by the Lender or any Receiver in relation to any Finance Document (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Lender as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of any Finance Document and/or any other document referred to in this Deed).

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18.	PAYMENTS

18.1	Undertaking to pay

The Chargor shall pay each of the Secured Liabilities when due in accordance with its terms.

18.2	Demands

Any demand for payment made by the Lender shall be valid and effective even if it contains no statement of the relevant Secured Liabilities or an inaccurate or incomplete statement of them.

18.3	Payments

All payments by the Chargor under this Deed shall be made to such account, with such financial institution and in such other manner as the Lender may direct.

18.4	Continuation of accounts

(a)	At any time after the Lender has received or is deemed to have received notice of any subsequent Security affecting all or any part of the Security Assets of the Chargor, the Lender may open a new account in the name of the Chargor (whether or not it permits any existing account to continue).

(b)	If the Lender does not open such a new account, it shall be treated as if it had done so when the relevant notice was received or deemed to have been received and as from that time all payments made by or on behalf of the Chargor to the Lender shall be credited or be treated as having been credited to the relevant new account and not as having been applied in reduction of the Secured Liabilities as at the time the relevant notice was received or deemed to have been received.

18.5	Contingencies

If all or any part of the Security Interests are enforced at a time when no amount is due under the Finance Documents but any such amount may or will become due, the Lender or the Receiver may pay the proceeds of any recoveries effected by it into a suspense account.

19.	REMEDIES, WAIVERS AND DETERMINATIONS

19.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, Receiver or Delegate, any right or remedy under any Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of the Lender, Receiver or Delegate shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

19.2	Certificates and Determinations

Any certification or determination by the Lender or any Receiver of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.	Separate and independent obligations

The Security created by the Chargor by or in connection with any Finance Document is separate from and independent of the Security created or intended to be created by the Borrower or other provider of Security by or in connection with any Finance Document.

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21.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

22.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.	ENFORCEMENT

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraph (a) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

(d)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

This Deed has been delivered on the date stated at the beginning of this Deed.

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SCHEDULE 1
RIGHTS OF RECEIVERS

Any Receiver appointed pursuant to Clause 11 (Appointment of Receivers) shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Take possession

to take possession of and collect all or any part of the Security Assets, and to require payment to it or to the Lender;

(b)	Bank accounts

to apply, transfer or set-off any or all of the credit balances from time to time on any bank account in or towards payment or other satisfaction of all or part of the Secured Liabilities;

(c)	Carry on business

to manage and carry on any business of the Chargor;

(d)	Contracts

to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Chargor is a party;

(e)	Deal with Security Assets

to sell, transfer, assign, exchange, lend or otherwise dispose of or realise all or any part of the Security Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments or deferred);

(f)	Hive down

to form a new company and to subscribe for or acquire (for cash or otherwise) any investment in or of the new company and to sell, transfer, assign, exchange and otherwise dispose of or realise any such investments or any rights attaching thereto;

(g)	Borrow money

to borrow or raise money either unsecured or on the security of all or any part of the Security Assets (either in priority to the Security Interests or otherwise);

(h)	Lend money

to lend money or advance credit to any person;

(i)	Covenants and guarantees

to enter into bonds, covenants, guarantees, indemnities and other commitments;

(j)	Rights of ownership

to manage and use all or any part of the Security Assets and to exercise and do all such rights and things as the Receiver would be capable of exercising or doing if it were the absolute beneficial owner of all or any part of the Security Assets;

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(k)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings relating to all or any part of the Security Assets or any business of the Chargor;

(l)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person or relating to all or any part of the Security Assets or any business of the Chargor;

(m)	Redemption of Security

to redeem any Security (whether or not having priority to the Security Interests) over all or any part of the Security Assets and to settle the accounts of any person with an interest in all or any part of the Security Assets;

(n)	Employees

to appoint, hire and employ officers, employees, contractors, agents, advisors and others and to discharge any such persons and any such persons appointed, hired or employed by the Chargor;

(o)	Delegation

to delegate in any manner to any person any rights exercisable by the Receiver under any Finance Document, and any such delegation may be made upon such terms and conditions (including power to sub-delegate) as it thinks fit, and to pass confidential information to any such delegate;

(p)	Insolvency Act

to exercise all powers set out in Schedule 1, Schedule 81 or (in the case of a Scottish Receiver) Schedule 2 to the Insolvency Act as now in force (whether or not in force at the date of exercise and whether or not the Receiver is an administrative receiver) and any powers added to Schedule 1 or Schedule 2, as the case may be, after the date of this Deed;

(q)	Receipts

to give a valid receipt for any moneys and do anything which may be necessary or desirable for realising all or any part of Security Assets; and

(r)	Other powers

to do anything else it may think fit for the realisation of all or any part of the Security Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Finance Document to which the Chargor is party, the Law of Property Act or the Insolvency Act.

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SIGNATURES

THE CHARGOR

Executed and Delivered as a Deed by DIGINEX LIMITED
acting by

/s/ Yoon Chi Won
Name:	Yoon Chi Won
Director

/s/ Paul Ewing
Name:	Paul Ewing
Director

[Diginex – Signature page to Share Charge]

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THE LENDER

SIGNED by

Jonathan Farnell	/s/ Jonathan Farnell
for and on behalf of BIFINITY UAB	(Signature of authorised signatory)

[Bifinity – Signature page to Share Charge]

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SHARE CHARGE AMENDMENT DEED

This DEED is dated as of 15 August 2022 and made between:

(1)	DIGINEX LIMTED, a company incorporated under the laws of Hong Kong with company number 2540890 and with its registered office address at Suites 1206-1209, Level 12, Three Pacific Place, 1 Queen’s Road East, Hong Kong (the “Chargor”); and

(2)	BIFINITY UAB, a company established under the laws of the Republic of Lithuania with registration number 305595206 whose registered office is at J. Balcikonio st. 3, Vilnius, the Republic of Lithuania as the lender and secured party under this Deed (the “Lender”).

(collectively, the “Parties” and each a “Party”).

WHEREAS

(A)	the Chargor and the Lender entered into a share charge dated as of 11 March 2022 (the “Share Charge”) in respect of the shares in Digivault (as defined in the Share Charge), as a condition precedent to the Loan Agreement (as defined in the Share Charge) as amended pursuant to an amendment agreement between the Borrower (as defined in the Loan Agreement) and the Lender dated as of 11 March 2022 (the Loan Agreement as so amended by such amendment agreement, the “First Amended Loan Agreement”).

(B)	the Chargor and the Lender hereby desire to amend the Share Charge in accordance with the terms set out in this Deed to cover 100% of the shares in Digivault from time to time.

(C)	the Borrower and Lender desire to amend the First Amended Loan Agreement pursuant to a second amendment agreement to be dated on or around the date of this Deed to reflect the entry into this Deed (the First Amended Loan Agreement as so amended by such second amendment agreement, the “Second Amended Loan Agreement”).

(D)	The Lender and the Chargor intend this document to take effect as a deed (even though the Lender only executes it under hand).

NOW IT IS HEREBY AGREED as follows:

1.	Amendments

1.1	The following amendments shall be made to the Share Charge on and from the date of this Deed:

(a)	The definition of “Loan Agreement” in clause 1.1 of the Agreement is deleted and replaced in its entirety with the following:

““Loan Agreement” means the convertible loan agreement dated as of 7 March 2022 between the Borrower as borrower and the Lender as lender, as amended by a first amendment agreement dated as of 11 March 2022 and as further amended by a second amendment agreement dated as of 15 August 2022.”

(b)	The definition of “Shares” in clause 1.1 of the Agreement is deleted and replaced in its entirety with the following:

““Shares” means, in relation to the Chargor, all its right, title and interest from time to time in and to:

(a) 100% of the entire issued share capital, from time to time, of the Company; and

(b) warrants, options and other rights to subscribe for, purchase or otherwise acquire any such shares,

in each case including any rights against any custodian, nominee, clearing system or other similar person holding such right, title or interest on its behalf.”

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2.	Miscellaneous

2.1	Capitalized terms used but not defined herein have the meanings set forth in the Second Amended Loan Agreement or the Share Charge (as applicable).

2.2	Any reference in this Deed to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any loan or the addition of any new facility under that Finance Document or other agreement or instrument.

2.3	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

2.4	Clauses 1.3 (Construction), 1.4 (Third Party Rights) 20 (Separate and Independent Obligations), 21 (Counterparts) and 23 (Enforcement) of the Share Charge shall be incorporated herein by reference mutatis mutandis.

2.5	On and from the date of this Deed, the Share Charge and this Deed shall be read and construed as one document.

2.6	On and from the date of this Deed, references in the Share Charge to “this Deed”, “hereunder”, “herein” and like terms or to any provision of the Share Charge shall be construed as a reference to the Share Charge as amended by this Deed.

2.7	The Borrower confirms that the Share Charge, as amended by this Amendment:

(a)	ranks as a continuing security for the payment and discharge of the Secured Liabilities (as defined in the Share Charge); and

(b)	shall continue in full force and effect in all respects and the Share Charge and this Deed shall be read and construed together.

2.8	If and to the extent that, notwithstanding clause 15.3 (Waver of defences) of the Share Charge and Clause 2.7 of this Deed, the Share Charge as amended by this Deed does not continue to rank as a continuing security for the payment and discharge of the Secured Liabilities (as defined in the Share Charge), the Chargor, as continuing security for the payment of the Secured Liabilities, hereby charges in favour of the Lender with full title guarantee by way of first fixed charge all its Shares and all corresponding Related Rights (each as defined in the Share Charge) on the same terms as the Share Charge, as if such terms were set out in full herein mutatis mutandis..

This Deed has been delivered on the date stated at the beginning of this Deed.

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SIGNATURES

THE CHARGOR

Executed and Delivered as a Deed by DIGINEX LIMITED
acting by

/s/ Yoon Chi Won
Name: Yoon Chi Won
Director

/s/ Paul Ewing
Name: Paul Ewing
Director

THE LENDER

SIGNED by

Saulius Galatiltis	/s/ Saulius Galatiltis
for and on behalf of BIFINITY UAB	(Signature of authorised signatory)